UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 27, 2023

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 27, 2023, WM Cayman Holdings Limited II, as borrower (“WM Cayman II”), and Wynn Macau, Limited, as guarantor (“WML”), each an indirect subsidiary of Wynn Resorts, Limited (the “Registrant”), entered into an Amended and Restated Facility Agreement with Bank of China Limited, Macau Branch, as agent for the syndicate of lenders (as amended and restated, the “Facility Agreement”), to, among other things, transition the base rate applicable to loans denominated in U.S. dollars made pursuant to the revolving credit facility provided thereunder (the “Revolving Facility”) from the London Interbank Offered Rate to the term secured overnight financing rate (“Term SOFR”).

The Revolving Facility consists of a U.S. dollar tranche in an amount of US$312.5 million (“Facility A”) and a Hong Kong dollar tranche in an amount of HK$9.26 billion (“Facility B”). Pursuant to the Facility Agreement, loans provided under Facility A bear interest at a variable rate per annum equal to: (a) Term SOFR, plus 0.10% (which sum is subject to a minimum floor of 0.00%), plus (b) a margin of 1.875% to 2.875% based on the consolidated leverage ratio of WM Cayman II and its subsidiaries (as calculated pursuant to the Facility Agreement), and loans provided under Facility B bear interest at a variable rate per annum equal to: (i) the Hong Kong Interbank Offered Rate, plus (ii) a margin of 1.875% to 2.875% based on the consolidated leverage ratio of WM Cayman II and its subsidiaries (as calculated pursuant to the Facility Agreement).

The maturity date of all outstanding loans under the Revolving Facility remains September 16, 2025 (or if September 16, 2025 is not a business day, the next business day in the relevant calendar month) and was not changed as a result of the amendment and restatement of the Facility Agreement.

The Facility Agreement contains the same guarantees, representations, warranties, covenants and events of default as were in effect immediately prior to its amendment and restatement, which terms are customary for similar financing instruments in Macau. The Facility Agreement also contains the same mandatory prepayment provisions in the event of a loss or termination of Wynn Resorts (Macau) S.A.’s gaming operations or concession contracts.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1
Amendment and Restatement Agreement to Facility Agreement, dated as of June 27, 2023, by and among WM Cayman Holdings Limited II, as borrower, Wynn Macau, Limited, as guarantor, Bank of China Limited, Macau Branch, as agent and a syndicate of lenders party thereto.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: June 30, 2023	By:	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer
(Principal Financial and Accounting Officer)